UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

IDENTIV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 13, 2024, Identiv, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, in connection with the Stock and Asset Purchase Agreement dated April 2, 2024 between the Company and Hawk Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Vitaprotech SAS, a French société par actions simplifiée and provider of security solutions (“Buyer”), for the sale of the Company’s physical security, access card, and identity reader operations and assets, including all outstanding shares of Identiv Private Limited, the Company’s wholly-owned subsidiary (the “Physical Security Business”), to Buyer, in exchange for $145.0 million in cash, subject to customary adjustments, and the assumption by Buyer of certain liabilities related to the Physical Security Business (collectively, the “Asset Sale”). The Company’s 2024 annual meeting of stockholders will be held on Friday, June 28, 2024, for the Company’s stockholders to vote on the Asset Sale, as disclosed in the Proxy Statement, as well as the other proposals described therein.

Litigation Related to the Asset Sale

On June 17, 2024, a purported stockholder of the Company filed a stockholder action in the New York Supreme Court for the County of New York styled Brian Dixon v. Identiv, Inc., James Ousley, Steven Humphreys, Gary Kremen, Laura Angelini, and Richard E. Kuntz, index no. not assigned yet (the “Action”). The Action alleges one cause of action, for breach of fiduciary duty, in connection with the Board’s agreement to sell the Company’s “Physical Security Business” to Buyer. The Action alleges that the defendants breached their fiduciary duty insofar as the Company’s Proxy Statement allegedly omits certain information and seeks injunctive relief enjoining the Asset Sale until the defendants disclose the allegedly omitted information.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law and denies the allegations in the Action, in order to moot these disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined to voluntarily supplement certain disclosures in the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required or material.

Supplement to Proxy Statement

The following underlined disclosure is added to the end of the third paragraph under the heading “Background of the Asset Sale” on page 40 of the Proxy Statement:

Under the terms of a letter agreement dated July 24, 2023, as amended, the Company engaged Imperial to serve as its financial advisor in connection with an analysis of strategic alternatives available to the Company, including the sale of the Physical Security Business. The letter agreement between the Company and Imperial provides for a transaction fee related to the Asset Sale that is currently estimated to be approximately $2.675 million, subject to adjustment, all but $100,000 of which is contingent upon consummation of the Asset Sale.

The following underlined disclosure is added after the fifth sentence, and to the last sentence, of the first paragraph under the heading “Background of the Asset Sale” on page 43 of the Proxy Statement:

In connection with its analysis of the Second Proposal, Imperial determined a valuation range for the Physical Security Business of $141 million to $155 million. Following discussion, the Board of Directors determined that while it was not prepared to agree to all the terms discussed, it found the proposed transaction value of $148 million to be acceptable for purposes of continuing discussions exclusively with Vitaprotech for a period of time and authorized Mr. Ousley, as Chair, to execute an exclusivity agreement on behalf of the Company during which the parties would continue diligence and begin negotiations on definitive agreements for the proposed transaction.

HSR Waiting Period

The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on May 17, 2024.